EXHIBIT 4.1

THIRTY-SEVENTH SUPPLEMENTAL INDENTURE

THIRTY-SEVENTH SUPPLEMENTAL INDENTURE (this “Thirty-Seventh Supplemental Indenture”), dated as of May 20, 2018, among T-Mobile USA, Inc., a Delaware corporation (the “Company”), the Guarantors party hereto and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered the Indenture, dated as of April 28, 2013 (the “Base Indenture”), among the Company, the guarantors party thereto and the Trustee, as modified and supplemented in respect of the 6.500% Senior Notes due 2024 (the “6.500% 2024 Notes”) and the Guarantees by the Fifteenth Supplemental Indenture, dated as of November 21, 2013, among the Company, the guarantors party thereto and the Trustee (the “Fifteenth Supplemental Indenture”), as modified and supplemented in respect of the 6.000% Senior Notes due 2023 (the “2023 Notes”) and the Guarantees by the Seventeenth Supplemental Indenture, dated as of September 5, 2014, by and among the Company, the guarantors party thereto and the Trustee (the “Seventeenth Supplemental Indenture”), as modified and supplemented in respect of the 6.375% Senior Notes due 2025 (the “2025 Notes”) and the Guarantees by the Eighteenth Supplemental Indenture, dated as of September 5, 2014, by and among the Company, the guarantors party thereto and the Trustee (the “Eighteenth Supplemental Indenture”), as modified and supplemented in respect of the 6.500% Senior Notes due 2026 (the “2026 Notes”) and the Guarantees by the Twentieth Supplemental Indenture, dated as of November 5, 2015, by and among the Company, the guarantors party thereto and the Trustee (the “Twentieth Supplemental Indenture”), as modified and supplemented in respect of the 6.000% Senior Notes due 2024 (the “6.000% 2024 Notes”, and, collectively with the 6.500% 2024 Notes, the 2023 Notes, the 2025 Notes, and the 2026 Notes, the “Pre-2017 Notes”) and the Guarantees by the Twenty-First Supplemental Indenture, dated as of April 1, 2016, by and among the Company, the guarantors party thereto and the Trustee (the “Twenty First Supplemental Indenture”, and together with the Fifteenth Supplemental Indenture, Seventeenth Supplemental Indenture, Eighteenth Supplemental Indenture and Twentieth Supplemental Indenture, the “Pre-2017 Supplemental Indentures”), as modified and supplemented in respect of the 4.000% Senior Notes due 2022 (the “2022 Notes”) and the Guarantees by the Twenty-Third Supplemental Indenture, dated as of March 16, 2017, by and among the Company, the guarantors party thereto and the Trustee (the “Twenty-Third Supplemental Indenture”), as modified and supplemented in respect of the 5.125% Senior Notes due 2025 (the “5.125% 2025 Notes”) and the Guarantees by the Twenty-Fourth Supplemental Indenture, dated as of March 16, 2017, by and among the Company, the guarantors party thereto and the Trustee (the “Twenty-Fourth Supplemental Indenture”), as modified and supplemented in respect of the 5.375% Senior Notes due 2027 (the “2027 Notes”) and the Guarantees by the Twenty-Fifth Supplemental Indenture, dated as of March 16, 2017, by and among the Company, the guarantors party thereto and the Trustee (the “Twenty-Fifth Supplemental Indenture”), as modified and supplemented in respect of the 4.500% Senior Notes due 2026 (the “4.500% 2026 Notes”) and the Guarantees by the Thirty-Second Supplemental Indenture, dated as of January 25, 2018, by and among the Company, the guarantors party thereto and the Trustee (the “Thirty-Second Supplemental Indenture”), as modified and supplemented in respect of the 4.750% Senior Notes due 2028 (the “2028 Notes”, and together with the 4.500% 2026 Notes, the “2018 Notes”, and the 2028 Notes together with the 2022 Notes, 5.125% 2025 Notes, 2027 Notes and the 4.500% 2026 Notes, the “Post-2017 Notes”, and the Post-2017 Notes, collectively with the Pre-2017 Notes, the “Subject Notes”) and the Guarantees by the Thirty-Third Supplemental Indenture, dated as of January 25, 2018, by and among the Company, the guarantors party thereto and the Trustee (the “Thirty-Third Supplemental Indenture”, and together with the Thirty-Second Supplemental Indenture, the “2018 Supplemental Indentures”, and the Thirty-Third Supplemental Indenture together with the Twenty-Third Supplemental Indenture, Twenty-Fourth Supplemental Indenture, Twenty-Fifth Supplemental Indenture and Thirty-Second Supplemental Indenture, the “Post-2017 Supplemental Indentures”, and the Post-2017 Supplemental Indentures together with the Pre-2017 Supplemental Indentures, the “Notes Supplemental Indentures”) (the Base Indenture, as modified and supplemented by each applicable Pre-2017 Supplemental Indenture with respect to each applicable Series of Pre-2017 Notes, is referred to herein as the “Pre-2017 Indenture”; as modified and supplemented by each Post-2017 Supplemental Indenture with respect to each Series of Post-2017 Notes, is referred to as the “Post-2017 Indenture”; as modified and supplemented by each Notes Supplemental Indenture with respect to each Series of Subject Notes, is referred to as the “Indenture”).

WHEREAS, on April 29, 2018, T-Mobile US, Inc. (“T-Mobile”), Sprint Corporation, a Delaware corporation, (“Sprint”), Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Merger Company (“Merger Sub”), Galaxy Investment Holdings, Inc., a Delaware corporation (“Galaxy”), Starburst I, Inc., a Delaware corporation (“Starburst” and, together with Galaxy, the “SoftBank US HoldCos”), and, for the limited purposes of the covenants and representations set forth therein that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany, Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands, and SoftBank Group Corp., a Japanese kabushiki kaisha, entered into a Business Combination Agreement (as it may be amended, supplemented or modified from time to time, the “Business Combination Agreement”), pursuant to which (i) the SoftBank US HoldCos may merge with and into Merger Company, with Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile (the “HoldCo Mergers”) and (ii) Merger Sub will merge with and into Sprint, with Sprint as the surviving corporation and a wholly owned direct or indirect subsidiary of T-Mobile (the “Sprint Merger” and, together with the HoldCo Mergers (if they occur), the “Mergers”), in each case on the terms and subject to the conditions set forth in the Business Combination Agreement.

WHEREAS, following the Mergers, T-Mobile is expected to contribute Sprint to the Company or otherwise cause Sprint to become a direct or indirect wholly-owned subsidiary of the Company (the “Contribution” and, collectively with the Mergers, the “T-Mobile/Sprint Transaction”).

WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Company, the Guarantors and the Trustee may amend or supplement the Indenture as it relates to any Series of Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes of such Series then outstanding;

WHEREAS, with respect to the Pre-2017 Indenture as it relates to each Series of Pre-2017 Notes, the Company desires to amend and supplement, as applicable, (1) Section 1.01 of the Pre-2017 Indenture and (2) Section 4.09(b)(1) of the Pre-2017 Indenture (collectively, the “Ratio Secured Debt Amendments”), in each case on the terms set forth in the Company’s Consent Solicitation Statement dated May 14, 2018 (as amended to the date hereof, the “Consent Solicitation Statement”).

WHEREAS, with respect to the Indenture as it relates to each Series of Subject Notes, the Company desires to amend and supplement, as applicable, (1) Section 1.01 of the Indenture, (2) Section 4.08 of the Indenture, (3) Section 4.09 of the Indenture, and (4) Section 4.17(a) of the Indenture (collectively, the “Existing Sprint Spectrum and GAAP Amendments”), in each case on the terms set forth in the Consent Solicitation Statement.

WHEREAS, (1) with respect to the Pre-2017 Notes, the Company solicited, and has received, consents to the Ratio Secured Debt Amendments upon the terms and subject to the conditions set forth in the Consent Solicitation Statement from Holders representing at least a majority in aggregate principal amount of each Series of the Pre-2017 Notes, and (2) with respect to the Subject Notes, the Company solicited, and has received, consents to the Existing Sprint Spectrum and GAAP Amendments upon the terms and subject to the conditions set forth in the Consent Solicitation Statement from Holders representing at least a majority in aggregate principal amount of each Series of the Subject Notes.

WHEREAS, the Company has satisfied all conditions precedent and covenants provided under the applicable Indenture to enable the Trustee to enter into this Thirty-Seventh Supplemental Indenture; and

WHEREAS, all things necessary to make this Thirty-Seventh Supplemental Indenture a valid, binding and enforceable agreement of the Company, the Guarantors and the Trustee and a valid amendment to the Notes Supplemental Indentures have been done;

NOW, THEREFORE, the Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. All capitalized terms which are used herein and not otherwise defined herein are defined in the applicable Indenture and are used herein with the same meanings as the applicable Indenture. If a capitalized term is defined both in the applicable Indenture and this Thirty-Seventh Supplemental Indenture, the definition in this Thirty-Seventh Supplemental Indenture shall apply to the amendment established hereby.

2. Amendments. Effective immediately prior to the consummation of the T-Mobile/Sprint Transaction:

Section 1.01 of the Pre-2017 Indenture as it relates to each Series of Pre-2017 Notes is hereby amended by adding the following definition:

“Secured Debt to Cash Flow Ratio” means, with respect to any Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date that is secured by a Lien, less cash and Cash Equivalents, to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available.

For purposes of making the computation referred to above, the Secured Debt to Cash Flow Ratio shall be calculated on a pro forma basis in the manner described in the second paragraph of the definition of “Debt to Cash Flow Ratio.”

Section 4.09(b)(1) of the Pre-2017 Indenture as it relates to each Series of Pre-2017 Notes is hereby deleted in its entirety and replaced with the following:

(1) the incurrence by the Company and any Subsidiary Guarantor of (a) additional Indebtedness under Credit Facilities, provided that giving effect to such incurrence, the aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) of all Indebtedness under Credit Facilities then outstanding under this paragraph (1), together with any Indebtedness incurred pursuant to the following clause (b), does not exceed the greater of (x) $9.0 billion and (y) an amount such that, upon the incurrence of Indebtedness under this clause (1), the Secured Debt to Cash Flow Ratio of the Company and its Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available, calculated on a pro forma basis in the manner described in the definition of “Secured Debt to Cash Flow Ratio,” shall not exceed 2.00:1.00; provided that for purposes of determining the amount of Indebtedness that may be incurred under this clause (a)(y), all Indebtedness incurred under this clause (1) shall be treated as Consolidated Indebtedness that is secured by a Lien and (b) without duplication, all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to the foregoing clause (a); provided, however, that the maximum amount permitted under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent that the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions of this covenant;

Section 1.01 of the Indenture as it relates to each Series of Subject Notes is hereby amended by adding the following definitions:

“Existing Sprint Spectrum Financing Documents” means each agreement, instrument or other document entered into or delivered from time to time in connection with the Existing Sprint Spectrum Notes Program, including without limitation the Existing Sprint Spectrum Notes, the Existing Sprint Spectrum Indenture, the Intra-Company Spectrum Lease Agreement, dated as of October 27, 2016, among certain of the Existing Sprint Spectrum Subsidiaries, Sprint Communications, Inc., and the other parties thereto, and each “Transaction Document” (as defined in the Existing Sprint Spectrum Indenture), each as amended, supplemented or otherwise modified from time to time.

“Existing Sprint Spectrum Indenture” means the Indenture, dated as of October 27, 2016, by and among Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC, and Deutsche Bank Trust Company Americas, as trustee, as amended, supplemented or otherwise modified from time to time, including as supplemented with respect to each series of Existing Sprint Spectrum Notes.

“Existing Sprint Spectrum Issuers” means Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC, and their successors and assigns.

“Existing Sprint Spectrum Notes” means the Existing Sprint Spectrum Issuers’ Series 2018-1 4.738% Senior Secured Notes, Class A-1, Series 2018-1 5.152% Senior Secured Notes, Class A-2, Series 2016-1 3.360% Senior Secured Notes, Class A-1, and any other note or series of notes issued under the Existing Sprint Spectrum Indenture from time to time, in an aggregate principal amount outstanding for all of the foregoing not to exceed the Existing Sprint Spectrum Program Cap at any time.

“Existing Sprint Spectrum Program” means the transactions contemplated by the Existing

Sprint Spectrum Financing Documents, including the issuance of any Existing Sprint Spectrum Notes.

“Existing Sprint Spectrum Program Cap” means $7,000,000,000.

“Existing Sprint Spectrum Subsidiary” means any of Sprint Spectrum Depositor LLC, Sprint Spectrum Depositor II LLC, Sprint Spectrum Depositor III LLC, Sprint Intermediate HoldCo LLC, Sprint Intermediate HoldCo II LLC, Sprint Intermediate HoldCo III LLC, Sprint Spectrum PledgeCo LLC, Sprint Spectrum PledgeCo II LLC, Sprint Spectrum PledgeCo III LLC, each Existing Sprint Spectrum Issuer, Sprint Spectrum License Holder LLC, Sprint Spectrum License Holder II LLC and Sprint Spectrum License Holder III LLC, their successors and assigns, and any Subsidiary of the foregoing.

Section 1.01 of the Indenture as it relates to each Series of Subject Notes (other than each Series of 2018 Notes) is hereby amended by deleting the following definitions in their entirety and replacing them with the following:

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty (provided that obligations either existing on the Issue Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Company as capital lease obligations and were subsequently recharacterized as capital lease obligations or (b) did not exist on the Issue Date and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the Issue Date had they existed at that time, shall for all purposes not be treated as Capital Lease Obligations or Indebtedness).

“GAAP” means generally accepted accounting principles as in effect on the date of any calculation or determination required under the Notes of this Series or the Indenture. Notwithstanding the foregoing, at any time, (i) the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP or parts of the Accounting Standards Codification or “ASC” shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP and (ii) the Company, on any date, may elect to establish that GAAP shall mean GAAP as in effect on such date; provided that any such election, once made, shall be irrevocable. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of Notes of this Series.

“Permitted Business” means those businesses in which the Company and its Subsidiaries were engaged on the Closing Date, or any business similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof, or any business reasonably related to the telecommunications industry, and the acquisition, holding or exploitation of any license relating to the delivery of those services, or the transactions entered into in connection with the Existing Sprint Spectrum Program.

The definition of “Permitted Liens” in Section 1.01 of the Indenture as it relates to each Series of Subject Notes is hereby amended by deleting clause (30) in its entirety and replacing it with the following:

(30)                          Liens, if any, incurred in connection with the Towers Transaction or the Existing Sprint Spectrum Program.

The definition of “Permitted Investments” in Section 1.01 of the Pre-2017 Indenture as it relates to each Series of Pre-2017 Notes is hereby amended by (i) deleting the word “and” at the end of clause (18), (ii) replacing the period at the end of clause (19) thereof with “; and” and (iii) adding a new clause (20) immediately after clause (19), which shall read as follows:

(20)                          any other Investments made in connection with the Existing Sprint Spectrum Program.

The definition of “Permitted Investments” in Section 1.01 of the Post-2017 Indenture as it relates to each Series of Post-2017 Notes is hereby amended by (i) deleting the word “and” at the end of clause (19), (ii) replacing the period at the end of clause (20) thereof with “; and” and (iii) adding a new clause (21) immediately after clause (20), which shall read as follows:

(21)                          any other Investments made in connection with the Existing Sprint Spectrum Program.

Section 4.08 of the Indenture as it relates to each Series of Subject Notes is hereby amended by (i) deleting the word “and” at the end of clause (b)(16), (ii) replacing the period at the end of clause (b)(17) thereof with “; and” and (iii) adding a new clause (b)(18) immediately after clause (b)(17), which shall read as follows:

(18)                          encumbrances or restrictions pursuant to any Existing Sprint Spectrum Financing Document, affecting any Existing Sprint Spectrum Subsidiary or in connection with the Existing Sprint Spectrum Program;

Section 4.09 of the Indenture as it relates to each Series of Subject Notes is hereby amended by adding the following sentence at the end of clause (b):

Notwithstanding the foregoing, the Existing Sprint Spectrum Notes will be deemed to be outstanding pursuant to Section 4.09(b)(1) and will reduce the amount of Indebtedness otherwise permitted to be incurred thereunder.

Section 4.17 of the Indenture as it relates to each Series of Subject Notes is hereby deleted in its entirety and replaced with the following:

If (a) the Company or any of the Company’s Domestic Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary (and such Subsidiary is a Wholly-Owned Subsidiary and is not a Designated Tower Entity, the Reinsurance Entity, an Immaterial Subsidiary or (so long as the aggregate principal amount of Existing Sprint Spectrum Notes does not exceed the Existing Sprint Spectrum Program Cap) an Existing Sprint Spectrum Subsidiary) after the Series Issue Date or (b) any Restricted Subsidiary of the Company guarantees any Specified Issuer Indebtedness of the Company after the Series Issue Date or (c) Parent or any Subsidiary of Parent acquires or creates a Subsidiary that directly or indirectly owns Equity Interests of the Company, then the Company or Parent, as applicable, will cause that newly acquired or created Domestic Restricted Subsidiary, Restricted Subsidiary or Subsidiary of Parent to become a Guarantor of the Notes of this Series and execute a supplemental indenture and, if requested by the Trustee, deliver an Opinion of Counsel reasonably satisfactory to the Trustee within 10 Business Days after the date on which it was acquired or created or guarantees such Specified Issuer Indebtedness, as applicable, or reasonably promptly thereafter.

4.Ratification of Indenture; Supplement Part of Indenture. Except as expressly amended and supplemented hereby, the applicable Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Every reference in the applicable Indenture to such Indenture shall hereby be deemed to mean such Indenture as supplemented by this Thirty-Seventh Supplemental Indenture. This Thirty-Seventh Supplemental Indenture shall form a part of the applicable Indenture for all purposes, and every Holder of Subject Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.Effectiveness. The provisions of this Thirty-Seventh Supplemental Indenture will take effect immediately upon its execution by the Company, the Guarantors and the Trustee, and thereupon this Thirty-Seventh Supplemental Indenture shall form a part of the applicable Indenture for all purposes; provided that, for the avoidance of doubt, the Ratio Secured Debt Amendments and the Existing Sprint Spectrum and GAAP Amendments shall not become operative until immediately prior to the consummation of the T-Mobile/Sprint Transaction.

6.Governing Law; Waiver of Jury Trial. THIS THIRTY-SEVENTH SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7.Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRTY-SEVENTH SUPPLEMENTAL INDENTURE.

8.Counterparts. The parties may sign any number of copies of this Thirty-Seventh Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Thirty-Seventh Supplemental Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of this Thirty-Seventh Supplemental Indenture.

9.Effect of Headings. The Section headings herein have been inserted for the convenience of reference only, are not to be considered a part of this Thirty-Seventh Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

10.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Thirty-Seventh Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and each of the Guarantors.

11.Successors. All agreements of each of the Company and the Guarantors in this Thirty-Seventh Supplemental Indenture will bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Thirty-Seventh Supplemental Indenture shall bind its successors.

12.Severability. In case any provision in this Thirty-Seventh Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Thirty-Seventh Supplemental Indenture to be duly executed and attested, all as of the date first above written.

T-MOBILE USA, INC.

By:	/s/ J. Braxton Carter
Name:	J. Braxton Carter
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Thirty-Seventh Supplemental Indenture]

GUARANTORS:

IBSV LLC
IOWA WIRELESS SERVICES, LLC
IOWA WIRELESS SERVICES HOLDING CORPORATION
METROPCS CALIFORNIA, LLC
METROPCS FLORIDA, LLC
METROPCS GEORGIA, LLC
METROPCS MASSACHUSETTS, LLC
METROPCS MICHIGAN, LLC
METROPCS NETWORKS CALIFORNIA, LLC
METROPCS NETWORKS FLORIDA, LLC
METROPCS NEVADA, LLC
METROPCS NEW YORK, LLC
METROPCS PENNSYLVANIA, LLC
METROPCS TEXAS, LLC
POWERTEL MEMPHIS LICENSES, INC.
POWERTEL/MEMPHIS, INC.
SUNCOM WIRELESS HOLDINGS, INC.
SUNCOM WIRELESS INVESTMENT COMPANY LLC
SUNCOM WIRELESS LICENSE COMPANY, LLC
SUNCOM WIRELESS MANAGEMENT COMPANY, INC.
SUNCOM WIRELESS OPERATING COMPANY, L.L.C.
SUNCOM WIRELESS PROPERTY COMPANY, L.L.C.
SUNCOM WIRELESS, INC.
T-MOBILE CENTRAL LLC
T-MOBILE FINANCIAL LLC
T-MOBILE LEASING LLC
T-MOBILE LICENSE LLC
T-MOBILE NORTHEAST LLC
T-MOBILE PCS HOLDINGS LLC
T-MOBILE PUERTO RICO HOLDINGS LLC
T-MOBILE PUERTO RICO LLC
T-MOBILE RESOURCES CORPORATION
T-MOBILE SOUTH LLC
T-MOBILE SUBSIDIARY IV CORPORATION
T-MOBILE US, INC.
T-MOBILE WEST LLC
TRITON PCS FINANCE COMPANY, INC.
TRITON PCS HOLDINGS COMPANY L.L.C.
VOICESTREAM PCS I IOWA LLC

By:	/s/ J. Braxton Carter
Name:	J. Braxton Carter
Title:	Authorized Person

[Signature Page to Thirty-Seventh Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Carol Ng
Name:	Carol Ng
Title:	Vice President

By:	/s/ Julia Engel
Name:	Julia Engel
Title:	Vice President

[Signature Page to Thirty-Seventh Supplemental Indenture]